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                                                                EXHIBIT (10-18)

                            DISTRIBUTORSHIP AGREEMENT


         This Agreement, made and entered into to be effective as of the 1st day of January, 1997, by and between:

                                    NEW BRUNSWICK SCIENTIFIC CO. INC.
                                    Box 4005, 44 Talmadge Road
                                    Edison, New Jersey  08818

a corporation organized under the laws of the state of New Jersey, hereinafter referred to as SUPPLIER; and

                                    FISHER SCIENTIFIC  COMPANY
                                    2000 Park Lane
                                    Pittsburgh, PA  15275

a corporation organized under the laws of the state of Delaware, hereinafter referred to as DISTRIBUTOR.

                              W I T N E S S E T H:

         WHEREAS, SUPPLIER desires to sell and/or market its products through the use of an exclusive distributor; and

         WHEREAS, DISTRIBUTOR desires to exclusively market the SUPPLIER's laboratory shakers and accessories for resale to customers; and

         WHEREAS, the parties desire to enter into a distributorship agreement governing their relationship;

         NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


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1.       PRODUCT

         1.1 Products. The Products covered by this Agreement are those products set forth and attached hereto in Exhibit A ("Products"), manufactured by or for SUPPLIER, and any improved or updated versions thereof, together with accessories, parts and components necessary for their maintenance and repair. Product groups set forth in Exhibit A include, but are not limited to, the G Series, New C Series, Low End Innova Shakers and Accessories. Exhibit A may be amended from time to time by mutual written consent of the parties.

         1.2 Similar or Related Products. SUPPLIER shall offer to DISTRIBUTOR in writing the right to distribute any similar or related Products developed by SUPPLIER during the term of this Agreement on the same terms as set forth herein. DISTRIBUTOR shall accept distribution rights with respect to similar or related Products, if at all, in writing, within thirty (30) days after SUPPLIER advises DISTRIBUTOR of the availability of such similar or related Products. In the event Products elects not to exercise such right as to all or any of the products so offered by SUPPLIER within such period, SUPPLIER may distribute any such rejected similar or related product to any third party on terms no more advantageous than those offered to DISTRIBUTOR.

         1.3 Spare Parts. SUPPLIER represents and warrants that spare parts necessary for the operation and repair of Products furnished hereunder, if any, shall be available to DISTRIBUTOR and its customers for a period of five (5) years after the date of SUPPLIER's invoice for such Products.

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2.       GRANT OF RIGHTS

         2.1 Distribution Rights. SUPPLIER hereby appoints DISTRIBUTOR and DISTRIBUTOR accepts the appointment as the exclusive distributor of the Products during the term and pursuant to the provisions of this Agreement, reserving only those distribution rights set forth in Paragraph 2.3.

         2.2 Territory. The territory in which the DISTRIBUTOR has the exclusive right to sell and distribute the Products shall be the United States and Puerto Rico.

         2.3 SUPPLIER's Reserved Distribution Rights. SUPPLIER reserves no right to sell the New C Series Products, as defined in Exhibit A, in the Territory except: (a) to the federal government under its GSA contract and (b) directly to an end user who is restricted by contract from purchasing such Products from DISTRIBUTOR. SUPPLIER shall pay to DISTRIBUTOR on a quarterly basis a commission equal to five percent (5%) of the amount of SUPPLIER's direct sales to end users under exception (b). SUPPLIER expressly reserves the right to sell all Products other than New C Series Products in the Territory to any end user.

         2.4 Lead Program. In consideration for sales leads provided by DISTRIBUTOR for SUPPLIER's Fermenter and High End Innova line of products which DISTRIBUTOR is not authorized to distribute, SUPPLIER shall provide a lead program as set forth in Exhibit B.

         2.5 Exclusive Promotional Activity. DISTRIBUTOR shall exclusively promote SUPPLIER's G Series, New C Series and Low End Innova Products effective upon notification from SUPPLIER that all New C Series Products are available for shipment. "Exclusive Promotion" shall be as defined as set forth in Exhibit C.

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3.       ORDERS; DELIVERY

         3.1 Orders. DISTRIBUTOR shall make purchases by submitting firm purchase orders to SUPPLIER.

         3.2 Product Availability. All New C Series Products shall be available for shipment to DISTRIBUTOR no later than March 31, 1997.

         3.3 Quarterly Forecasts. DISTRIBUTOR shall use reasonable efforts to provide a written four quarter forecast, which shall be updated quarterly by the third week following a calendar quarter.

         3.4 Delivery. SUPPLIER shall ship all Products for which it has received a firm purchase order that are within forecasted levels within thirty
(30) days of order receipt. SUPPLIER agrees that time is of the essence regarding its delivery of Products.

4.       SHIPPING; INVENTORY

         4.1 Shipping. SUPPLIER shall ship all Products F.O.B. Origin, freight collect; provided, however, that SUPPLIER shall be responsible for filing all claims against the carrier for lost or damaged goods. SUPPLIER shall ship Products to DISTRIBUTOR or DISTRIBUTOR's customers, at DISTRIBUTOR's election, via a carrier selected by DISTRIBUTOR.

         4.2 Overstocked Inventory. DISTRIBUTOR shall review its inventory twice per year and identify those Products which it considers, in its reasonable discretion, to be excess inventory. DISTRIBUTOR shall notify the SUPPLIER in writing, describing such Products, and SUPPLIER shall credit DISTRIBUTOR with the full purchase price by DISTRIBUTOR for each such Product upon return of the Product, less a five percent (5%)

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restocking fee for shakers and a fifteen percent (15%) restocking fee for accessories. DISTRIBUTOR agrees to pay all freight and insurance charges for the returned Products. Overstocked inventory may be returned no later than one (1) year after receipt by DISTRIBUTOR. DISTRIBUTOR shall issue a reciprocal purchase order to SUPPLIER for the amount no less than the net credit due DISTRIBUTOR for the returned inventory.


         4.3 Obsolete Inventory. Any Products owned by DISTRIBUTOR and rendered unsalable, in DISTRIBUTOR's reasonable opinion, due to: (i) a change in any Product specification, (ii) discontinuation or elimination by SUPPLIER of any Product from its product offering, (iii) release by SUPPLIER of any improved or updated version of any Product, or (iv) any other cause outside of DISTRIBUTOR's control, shall be repurchased from DISTRIBUTOR by SUPPLIER within thirty (30) days following DISTRIBUTOR's request therefor at the price paid for such Product(s) by DISTRIBUTOR.

             Obsolete inventory may be returned no later than one (1) year after receipt by DISTRIBUTOR. DISTRIBUTOR shall issue a reciprocal purchase order to SUPPLIER for the amount no less than the net credit due DISTRIBUTOR for the obsolete inventory. Obsolete inventory shall be subject to a five percent (5%) restocking fee for shakers and a fifteen percent (15%) restocking fee for accessories.

5.       SALES & MARKETING SUPPORT

         5.1 Training. SUPPLIER shall provide to DISTRIBUTOR's sales personnel, at DISTRIBUTOR's premises or such other location as the parties may agree, such training in the demonstration and use of the Products as may be reasonably requested by DISTRIBUTOR, and for such training purposes shall make available at SUPPLIER's expense all necessary instructors, training material and Products for demonstration. DISTRIBUTOR

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shall provide transportation and lodging expenses for DISTRIBUTOR personnel for the training of DISTRIBUTOR representatives by SUPPLIER.

         5.2 Technical Support. SUPPLIER shall provide technical support to DISTRIBUTOR's sales personnel and customers, and promptly provide to DISTRIBUTOR such additional technical information developed or acquired by SUPPLIER from time to time as may reasonably be expected to be of assistance to DISTRIBUTOR in fulfilling its obligations hereunder. SUPPLIER shall provide at its own expense a toll-free long distance telephone service for sales and customer support.

         5.3 Literature. SUPPLIER shall provide, at its expense, reasonable quantities of such instruction manuals and point of sale literature as may, from time to time, be requested by DISTRIBUTOR for use in connection with the marketing, sale and distribution of the Products. Subject to DISTRIBUTOR's prior written approval, DISTRIBUTOR's name may be incorporated in SUPPLIER's advertising literature intended for distribution by DISTRIBUTOR's sales representatives. If requested to do so by DISTRIBUTOR, SUPPLIER shall furnish DISTRIBUTOR with suitable copy and photographs for use by DISTRIBUTOR in cataloging the Products.

         5.4 Sales Commissions. SUPPLIER shall compensate its sales representatives for Product sales through DISTRIBUTOR in such a way as to limit the competitive environment between each company's sales forces.


6.       PRICE AND PAYMENT TERMS

         6.1 Price. SUPPLIER shall supply and ship Product at the prices shown in Exhibit A through December 31, 1997 ("Firm Price Period"). Such prices may be reduced by SUPPLIER, but may be increased only according to the terms hereof.

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         6.2 DISTRIBUTOR Discount. DISTRIBUTOR's discount from SUPPLIER's published list prices for the Products shall as set forth in Exhibit A. These discounts may not be reduced except with prior written approval by DISTRIBUTOR.

         6.3 Price Increases. After the expiration of the Firm Price Period, prices may be increased no more than once in any contract year to be effective January 1 of the next following calendar year. SUPPLIER shall give at least ninety (90) days prior written notice to the DISTRIBUTOR of any price increase. Such price increases shall be as negotiated by the parties. Shipments shall be billed at the price in effect at time of order placement.

                  Notice of price changes shall be sent to:

                                    MARKETING SERVICES
                                    Fisher Scientific
                                    2000 Park Lane
                                    Pittsburgh, PA  15275
                                    With a copy to:  CENTRAL PURCHASING

         6.4 Payment Terms. Payment terms shall be net thirty (30) days from the date of receipt of the invoice. DISTRIBUTOR shall not be in breach of this Agreement unless payment from the DISTRIBUTOR is more than thirty (30) days overdue. DISTRIBUTOR shall not be considered in breach if the late payment is for an invoice in dispute.

         6.5 Resale. DISTRIBUTOR shall be entitled to resell Products on such terms as it may, in its sole discretion, determine, including without limitation price, returns, credit and discounts.

         6.6 Special Pricing. SUPPLIER shall negotiate in good faith with DISTRIBUTOR to provide special pricing (i) where required for DISTRIBUTOR to meet competition, and (ii) on any large quantity order for Products which may be requested by DISTRIBUTOR's customers.

         6.7 Information Exchange. All price changes and additions of new products
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accepted by DISTRIBUTOR shall be sent to DISTRIBUTOR at the address set forth in
Section 6.3 hereof in an electronic format as provided to SUPPLIER. In addition, SUPPLIER shall promptly implement full Electronic Data Interchange (EDI) capability in a format compatible with DISTRIBUTOR's systems for receipt of purchase orders and transmission of invoices.

7.       PACKAGING

         7.1 Packaging. SUPPLIER shall supply Products in sizes and packaging configurations corresponding to those set forth in Exhibit A as it may be amended from time to time. SUPPLIER further agrees to prepare and mark all outer packaging with DISTRIBUTOR's catalog numbers.

         7.2 Bar Coding. Upon request from DISTRIBUTOR, SUPPLIER agrees to bar code the Products at the lowest saleable unit using symbology 3 of 9 in accordance with HIBC (Health Industry Bar Code). Additionally, where applicable, Products shall be bar coded to include standard unit, alternate unit, lot number and expiration date.

8.       TERM AND TERMINATION

         8.1 Term. The initial term of this Agreement shall be from the date of execution by the last-signing party through December 31, 1999. Thereafter, the Agreement shall automatically renew for successive one (1) year periods unless and until either party given written notice to the other party of its intent to terminate the Agreement. Such notice must be given no less than ninety (90) days prior to the expiration of the then-current term.

         8.2 Termination. Notwithstanding the foregoing, this Agreement may be

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terminated for cause at any time as follows:

         (i) In the event of default or material breach of the terms of this Agreement by either party, written notice thereof may be given to the defaulting party. Thereafter, the defaulting party shall have thirty
         (30) days to cure said breach. In the event that said breach has not been cured within said thirty (30) day period, the non-defaulting party may terminate this Agreement on or within thirty (30) days after the expiration of the cure period.

         (ii) In the event of nationalization, expropriation, liquidation or bankruptcy of, or an assignment for the benefit of creditors of insolvency of either party.

9.       PROCEDURES ON TERMINATION

         9.1 Procedures. On the termination of this Agreement, except for cause pursuant to Section 8.2(ii), SUPPLIER shall continue to honor DISTRIBUTOR's orders for Products up to the effective date of termination and for a period of sixty (60) days thereafter, provided such orders are no greater than ten percent (10%) above the quantities established during the sixty (60) days prior to the date of the notice of termination, and DISTRIBUTOR shall pay for all such Products on the terms and conditions of this Agreement.

         9.2 Survival. The rights and duties of each party under this Agreement and the Exhibits hereto in respect of performance prior to termination or non-renewal shall survive and be enforceable in accordance with the terms of this Agreement.

         9.3 Existing Inventory. Upon termination or non-renewal of this Agreement, SUPPLIER shall repurchase from DISTRIBUTOR, at DISTRIBUTOR's request and at DISTRIBUTOR's current cost therefor, such Products as are then owned by DISTRIBUTOR

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which have been purchased within the previous twelve (12) months. In the event of SUPPLIER's breach, termination or non-renewal of the Agreement, no restocking fees shall apply. In the event of DISTRIBUTOR's breach, termination or non-renewal, a restocking fee shall apply equal to five percent (5%) for shakers and fifteen percent (15%) for accessories. Delivery of Products repurchased from DISTRIBUTOR hereunder shall be F.O.B. origin, freight collect.

10.      WARRANTIES, INDEMNITY, RECALL AND INSURANCE

         10.1 Warranties. In addition to the warranties of SUPPLIER set forth in this Agreement and in the Continuing Guaranty which is attached hereto as Exhibit D, SUPPLIER warrants that the Products will conform to the specifications set forth in SUPPLIER's product literature and Exhibit A; that they will comply and be manufactured, packaged, labeled and shipped by SUPPLIER in compliance with all applicable federal, state and local laws, orders, regulations and standards; and that they will be merchantable and fit for their intended purpose.

         All Products shall include SUPPLIER's warranty statement containing the customer's warranty. All SUPPLIER Products shall be warranted to DISTRIBUTOR's customer against defects in materials and workmanship, including parts and labor, under normal use for a period of two (2) years. SUPPLIER warrants that the Products have been thoroughly tested before shipment and that, if applicable, they are free of mechanical and electrical defects. The warranty period becomes effective at the earlier of installation or fifteen (15) days from date of shipment to the DISTRIBUTOR's customer. DISTRIBUTOR shall request customers present reasonably acceptable documentation verifying the effective warranty date.

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         During the first year of the warranty period, DISTRIBUTOR may, at its option, return any instrument requiring service to SUPPLIER for replacement or repair, or service the instrument through Fisher Service Division ("FSD"). All reasonable charges for parts, labor and travel incurred by FSD shall be paid by SUPPLIER. DISTRIBUTOR shall use its best efforts to effectively service the customer in one trip to the customer's location. DISTRIBUTOR shall be responsible for all parts, labor and travel expenses of the second year warranty period; provided, however, that in the event DISTRIBUTOR's warranty costs during any calendar year exceed one percent (1%) of gross Product sales, SUPPLIER shall reimburse DISTRIBUTOR for the cost of all warranty parts in excess of that amount either by cash settlement or credit for Products as agreed by the parties; and further providing that in the event DISTRIBUTOR's warranty costs during any calendar year exceed two percent (2%) of gross Product sales, SUPPLIER shall reimburse DISTRIBUTOR for all warranty costs in excess of the two percent (2%) amount. Notwithstanding the foregoing, in the event SUPPLIER must pay warranty costs, it shall be responsible for the travel portion of such warranty costs only to the extent of one (1) round trip per service call.

         DISTRIBUTOR shall cause FSD to provide SUPPLIER with quarterly service reports submitted thirty (30) days after the close of the previous calendar quarter reasonably detailing total warranty costs for the Products by categories of parts, labor and travel. FSD's right to reimbursement under this section shall survive termination of this Agreement. FSD shall be considered a third party beneficiary to this Agreement only insofar as Section 10.1, Paragraph 3 is or may be concerned.

         10.2 Product Improvement Reports. SUPPLIER shall promptly respond to all Product Improvement Reports (PIR) submitted by DISTRIBUTOR, and take all necessary

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and appropriate corrective action.

         10.3 Continuing Guaranty. SUPPLIER shall execute and abide by the terms of DISTRIBUTOR's Continuing Guaranty, a copy of which is attached hereto as Exhibit D and incorporated herein by reference. The terms and provisions of the Continuing Guaranty shall survive the termination of this Agreement.

         10.4 Insurance. On or prior to execution of this Agreement, SUPPLIER shall provide DISTRIBUTOR with a Certificate of Insurance which meets the requirements of Paragraph D of the Continuing Guaranty. SUPPLIER shall provide DISTRIBUTOR with renewal insurance certificates in the form mandated by Paragraph D of the Continuing Guaranty during the term of this Agreement, without demand therefor by DISTRIBUTOR.

         10.5 Recall. In the event of a confirmed Product failure, or a recall required by a government agency or requested by SUPPLIER, SUPPLIER agrees to pay the costs of retrieval, recall and Product corrective action, including Products already delivered to DISTRIBUTOR's customers, and further agrees to reimburse DISTRIBUTOR for all affected Products including shipping charges. In addition, SUPPLIER shall notify DISTRIBUTOR immediately in writing should SUPPLIER become aware of any defect or condition which may render any of the Products in violation of any statute or regulation, or which in any way alters the specifications or quality of the Products.

11.      TRADEMARKS

         11.1 Trademarks and Trade Names: SUPPLIER recognizes that DISTRIBUTOR is the owner of the trademarks and trade names connoting DISTRIBUTOR or DISTRIBUTOR products which it may elect to use in the promotion and sale of the Products and that SUPPLIER has no right or interest in such trademarks and trade names.

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         11.2 Trademark License: SUPPLIER hereby grants to DISTRIBUTOR the royalty-free right to use SUPPLIER's trademarks on SUPPLIER's Products during the term of this Agreement, it being expressly understood that if DISTRIBUTOR elects to use SUPPLIER's trademarks during the term of the Agreement, DISTRIBUTOR shall properly do so and shall discontinue the use of such trademarks in any new published material following the termination hereof. Following the termination of this Agreement, SUPPLIER grants DISTRIBUTOR the right to continue to use its trademarks in connection with sale or service of Products purchased by DISTRIBUTOR during the term of this Agreement. DISTRIBUTOR disclaims any rights to SUPPLIER's trademarks other than the said license.

12.      CONFIDENTIALITY

         12.1 The parties expressly agree to hold as confidential ("Confidential Information") any information which is designated in writing by the disclosing party as confidential, provided such information is clearly marked as confidential, and the disclosing party obtains a signed receipt or agreement from the receiving party acknowledging that such information is confidential. In the event Confidential Information is exchanged according to these guidelines, such information will be retained by the other party in confidence for a period of two (2) years following the termination of this Agreement; the transmittal of such information is and shall be upon the express condition that the information is to be used solely to effectuate this Agreement; and the receiving party shall not use, publish, or disclose said information, in whole or in part, for any purpose other than that stated herein. SUPPLIER expressly acknowledges and agrees that DISTRIBUTOR's customer names, address and key contacts are and shall be the Confidential Information of DISTRIBUTOR. Notwithstanding the foregoing, the above

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restrictions on disclosure and use shall not apply to any information which the party can show by written evidence, was known to it at the time of receipt, or which may be obtained from third parties who are not bound by a confidentiality agreement, or which is in the public domain.

13.      MISCELLANEOUS

         13.1 Force Majeure: The obligations of either party to perform under this Agreement shall be excused during each period of delay if such delay arises from any cause or causes which are reasonably beyond the control of the party obligated to perform, including, but not limited to, the following: acts of God, acts or omissions of any government, or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrumentality thereof; fire, storm, flood, earthquake, insurrection, riot, invasion or strikes. The affected party shall use its best efforts to remedy the effects of such force majeure. Any force majeure shall not excuse performance by the party, but shall postpone performance, unless such force majeure continues for a period in excess of ninety (90) days. In such event, the party seeking performance may cancel its obligations hereunder.

         13.2 Assignment: This Agreement shall not be assignable by either party except: (a) with the consent of the other party, or (b) to the successor of all or substantially all of the business to which this Agreement relates.

         13.3 Notices: Any notice required by this Agreement shall be in writing and shall be deemed sufficient if given personally or by registered or certified mail, postage prepaid, or by any nationally recognized overnight delivery service, addressed to the party to be notified at the address set forth in the initial paragraph of this Agreement. Either

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party may, by notice to the other, change its address for receiving such notices.

         13.4 Entire Agreement: This Agreement, including exhibits, constitutes the entire agreement between the parties relating to the subject matter hereof and cancels and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

         13.5 Existing Obligations: Each party warrants that the terms of this Agreement do not violate any of its existing obligations or contracts. Each party shall protect, defend, indemnify, and hold harmless the other party from and against any claims, demands, liabilities or actions which are hereafter made or brought against the other party and which allege any such violation.

         13.6 Modifications, Waiver: No amendment, modification or claimed waiver of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound. In ordering and delivery of the Products, the parties may employ their standard forms, but nothing in those forms shall be construed to modify or amend the terms of this Agreement.

         13.7 Relationship of the Parties: This Agreement does not constitute either party as the agent or legal representation of the other for any purpose whatsoever.

         13.8 Governing Laws: This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

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         IN WITNESS  WHEREOF,  the parties have executed this Agreement by their duly authorized representatives.


NEW BRUNSWICK SCIENTIFIC                    FISHER SCIENTIFIC COMPANY
COMPANY, INC.


By:                                         By:
   --------------------                        ----------------------

Title:                                      Title:
      -----------------                           -------------------

Dated:                                      Dated:
      -----------------                           -------------------

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